Exhibit 10.40

ANNIE’S, INC.

INDEPENDENT DIRECTOR COMPENSATION PLAN

Adopted May 30, 2013

Purpose

This Independent Director Compensation Plan is intended to promote the interests of Annie’s, Inc. (the “Company”) by providing the Independent Directors of the Company with incentives and rewards that encourage superior oversight, growth and protection of the business of the Company. For purposes of this plan, the term “Independent Director” shall have the same meaning as “Eligible Director”, as such term is defined in the Independent Director Restricted Stock Unit Program, as such program may be amended from time to time in accordance with the terms thereof (the “Program”).

Annual Cash Retainers

Independent Board Members Generally. Each Independent Director will receive an annual cash retainer of $35,000.

Committee Chairs. The Chairman of the Audit Committee will receive an additional annual retainer of $15,000. The Chairman of the Compensation Committee will receive an additional annual retainer of $15,000. The Chairman of the Nominating/Governance Committee will receive an additional annual retainer of $10,000. The Chairman of any special committee established by the Board will receive an additional annual retainer, if any, as determined by the Board of Directors.

Payment. Payment of annual retainers will be made in cash in arrears on a quarterly basis. Independent Directors elected or appointed to the Board or as a Committee Chair during a fiscal quarter will receive a pro-rata payment for such quarter. Independent Directors whose service as a director or Committee Chair terminates during a fiscal quarter will receive a pro-rata payment for such quarter, unless otherwise determined by the Compensation Committee of the Board.

Equity Compensation

As set forth below, each Independent Director will receive an annual restricted stock unit (“RSU”) award pursuant to the terms of the Program, subject to and in compliance with the terms of the Company’s Omnibus Incentive Plan, as such plan may be amended from time to time in accordance with the terms thereof (the “Plan”). Such award will be granted automatically upon the close of business on the date of the Company’s annual meeting of stockholders, pursuant to the Program and form Notice of Grant for Independent Directors in effect on such date.

Each Independent Director shall receive $50,000, payable in RSUs. Additionally, any Independent Director who became a director of the Company between annual meetings (and since the last RSU awards to Independent Directors) shall receive an additional amount, payable in RSUs, equal to $50,000 prorated for such service based on the number of complete months served.1 The number of shares of Common Stock payable pursuant to such RSUs will be determined by dividing the aggregate equity compensation dollar amount by the Fair Market Value of a share of the Company’s Common Stock (as such terms are defined in the Plan), rounded up to the next whole share.

[1]	For example, if the Company holds annual meetings on September 10, 2012 and September 10, 2013, and an Independent Director joins the Board on February 28, 2012, such Director would receive an additional amount equal to $25,000 (i.e. six-twelfths of $50,000), for a total award of $75,000.

Subject to the terms of the Program and form Notice of Grant in effect on the date of grant, the RSUs will vest on the earlier of (i) the first anniversary of the date of grant and (ii) the day immediately preceding the first annual meeting of the Company’s stockholders following the date of grant.

Travel Reimbursement

The Company will reimburse Independent Directors for reasonable travel expenses to and from Board and Committee meetings.

Effectiveness

This Independent Director Compensation Plan is effective commencing May 30, 2013.

Amendments or Modifications

The foregoing sets forth the Company’s current compensation plan for Independent Directors of the Board of Directors. The Board of Directors may, at any time, amend or modify this plan in whole or in part.

Administration

This plan shall be administered by the Compensation Committee of the Board of Directors. The Compensation Committee also shall have the discretion to submit for approval by the Board of Directors any amendments or modifications to this plan.